QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 10, 2002

Registration Statement No. 333-68404

Securities and Exchange Commission
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zamba Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction Of Incorporation or Organization)	41-1636021 (I.R.S. Employer Identification No.)

3033 Excelsior Blvd.
Suite 200
Minneapolis, Minnesota 55416
(952) 832-9800
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ian Nemerov
Secretary and General Counsel
Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416
(952) 832-9800
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated May 10, 2002

Prospectus

ZAMBA CORPORATION

3,599,413 Shares
Common Stock

        This prospectus is part of a registration statement that covers the sale of shares of common stock, $.01 par value per share, of Zamba Corporation to be sold from time to time by the selling stockholders named in this prospectus. The shares covered by this prospectus consist of 2,352,942 shares of common stock, 1,246,471 shares of common stock issuable upon the exercise of warrants and an indeterminate number of additional shares that may be required to prevent dilution resulting from stock splits, stock dividends or similar events. Zamba will not receive any proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "ZMBA." On May 8, 2002, the last reported sale price of our common stock on Nasdaq was $0.40 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 to read about the factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416
(952) 832-9800

The date of this Prospectus is                 , 2002.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of the date other than the date on the front of the documents.

Risk Factors

        An investment in our common stock involves a number of risks. You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair or affect our business operations. You should also be aware that this prospectus contains forward-looking statements that are not related to historical results. If any of the following risks actually occur, our actual results could differ materially from those anticipated in these forward-looking statements. If that happens, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock. Factors that could cause or contribute to these results include, but are not limited to, the following risk factors.

We may not be able to continue as a going concern

        We incurred significant losses and negative cash flows from operations during the year ended December 31, 2001, and continued to incur losses in the first three months of fiscal 2002. We have been utilizing our line of credit with Silicon Valley Bank and raising funds from external sources, including from our Chairman, Joseph B. Costello, who has committed to provide up to $2 million in funding to support our line of credit with Silicon Valley Bank, but our ability to continue as a going concern depends upon our ability to continue to access our line of credit facility, obtain additional funding, and achieve sustained profitability.

        Between January 1, 2002 and April 30, 2002, we raised approximately $3.86 million in additional financing to fund our working capital needs. Of this amount, a total of $1 million of the financing derived from Mr. Costello's $2 million commitment to us in connection with the Silicon Valley Bank line of credit. We also have received funding commitments of approximately $0.8 million, to be received in equal increments on August 1, 2002 and September 1, 2002. As of March 31, 2002 (our most recent monthly reporting period to the bank), we were not in compliance with the minimum tangible net worth covenant for our line of credit with Silicon Valley Bank. Funds that we have received since that date, however, allowed us to regain compliance with the minimum tangible net worth covenant, and Silicon Valley Bank has formally waived our March 31, 2002 noncompliance. In order to reduce our operating losses, we are continuing to attempt to reduce our overall cost structure. There can be no assurance, however, that we will be able to continue to meet the covenants required to maintain our line of credit with Silicon Valley Bank, continue to obtain external financing, or reduce our overall cost structure to a level at which our business will be profitable and therefore less reliant on external funding to meet our working capital needs.

        We are currently exploring alternative measures to meet our future liquidity requirements and are making payments to significant creditors as cash flow permits. We are in ongoing contact with certain creditors regarding payments, and we are attempting to resolve issues regarding our late payments or non-payments. However, there can be no assurance that we will be able to resolve these matters satisfactorily, and if we are unable to do so, we may be unable to pay out debts as they become due and could be subject to litigation regarding non-payment that could have a material adverse effect on our business, financial condition, and results of operations.

        We believe that our existing cash and cash equivalents at December 31, 2001, cash we have received subsequent to December 31, 2001, our line of credit with Silicon Valley Bank, and the related funding commitment from Mr. Costello will be sufficient to meet our working capital and capital expenditure requirements through at least June 15, 2002. We cannot assure you, however, that we will be able to meet our working capital and capital expenditure requirements beyond that date without obtaining additional funding, which may not be available on favorable terms, if at all.

Our revenues in 2001 decreased by 20.2% from the revenues we recorded in 2000, and decreased 75.3% in the first quarter of 2002 compared to the first quarter of 2001, and we might not be able to reverse the recent declines and grow our business effectively.

        Our past growth and recent losses have placed significant demands on our management and other resources. Our annual revenues in 2001 decreased by 20.2%, from $41.7 million in 2000 to $33.3 million in 2001. Revenues in the first quarter of 2002 decreased 75.3% from the revenues we recorded in the first quarter of 2001, from $13.1 million in the first quarter of 2001 to $3.2 million in the first quarter of 2002. This decrease was due primarily to a significant reduction in the demand for information technology consulting services, due to a slowdown in the economy in general and the technology sector in particular. With the economic slowdown, many companies either delayed decisions on CRM projects, or canceled the projects altogether. We cannot assure you that this trend will not continue for the foreseeable future.

        Our future success will depend on our ability to reverse the recent declines and then grow our business and manage our growth effectively, including by:

  •
  developing and improving our operational, financial and other internal systems;

  •
  integrating and managing acquired businesses, joint ventures and strategic investments;

  •
  training, motivating and managing our employees;

  •
  estimating fixed-price fees and project timeframes accurately;

  •
  attaining high rates of employee utilization; and

  •
  maintaining project quality and client satisfaction.

        If we are unable to grow our business and manage our growth and projects effectively, the quality of our services, our ability to retain key personnel, and our business, financial condition and results of operations may be materially adversely affected. Additionally, if our financial performance causes us to violate the covenants in our secured revolving credit facility with Silicon Valley Bank or adversely affects the amount of our eligible accounts receivable, and we are unable to obtain additional financing, we may not be able to meet our cash requirements beyond June 15, 2002.

We may not realize expected benefits from our recent restructuring actions.

        In the second quarter of 2001, we made certain changes to our operations in order to focus our business on core operations and improve our operating performance by restructuring and streamlining our operations. In the restructuring process, we incurred a restructuring charge of approximately $2.19 million, which includes a $1.173 million charge for facility closing and other leasehold termination costs, $777,000 for severance payments relating to employee severance payments, $123,000 for other employee-related costs and $115,000 for other related restructuring charges. In this restructuring, we reduced our employee headcount by 89 employees, which represented approximately 28% of our workforce. Of these 89 employees, 62 employees (or approximately 70%) were billable consultants and 27 employees (or approximately 30%) were non-billable staff.

        In the first quarter of 2002, we incurred additional restructuring charges of $1.69 million related to streamlining our operations. Included in this amount was a one-time charge of $1.34 million related to subleasing our Campbell, California facility and terminating the lease for our Colorado Springs, Colorado facility. In addition, we took a $350,000 charge for severance pay related to reduced employee headcount, including three vice presidents, in the first quarter of 2002. In this restructuring, we reduced our employee headcount by 32 employees, or 19% of our total workforce, through layoffs or voluntary attrition. Of these reductions, 24 employees (or approximately 75%) were billable consultants and eight employees (or approximately 25%) were non-billable staff.

        We cannot predict whether we will receive expected synergies and improved operating performance as a result of these restructuring and streamlining actions. We also cannot predict whether our restructuring and streamlining changes will adversely affect our ability to retain key employees, which, in turn, would adversely affect our business, financial condition and results of operations.

We may not realize benefits from our alliance with HCL America and HCL India.

        During the first quarter of 2002, we entered into a Strategic Alliance Agreement with HCL Technologies America, Inc. ("HCL America") and HCL Technologies Limited, India ("HCL India"), in which we will work with HCL India and HCL America to pursue service opportunities in certain identified markets. Although HCL India and HCL America will provide the initial funding for the sales and marketing activities of the alliance, we will dedicate several of our senior-level sales and delivery employees to the alliance. If this alliance is not successful in developing its own business, we will have lost the opportunity cost of these employees, who could otherwise have been attempting to obtain business directly for us. Also, our executive management may dedicate a significant amount of their time to alliance activities, which may distract them from our continuing business, which, in turn, could adversely affect our business, financial condition and results of operations.

The sale of the customer relationship management products developed by Clarify could have a significant adverse impact on our business.

        A substantial portion of our revenue has been derived from implementation and customization of the customer relationship management ("CRM") products developed by Clarify, which until recently was a business unit of Nortel Networks, Inc. On October 2, 2001, Nortel Networks sold Clarify to Amdocs Limited. We are currently unsure about Amdocs' plans for the Clarify suite of products. Amdocs focuses its other products on a limited number of industries, particularly communications and IP service providers. If Amdocs decides to limit the Clarify products to such industries, the scope of clients to which we could provide services for Clarify products could be limited, and we would need to quickly increase the portion of our revenues that are derived from providing services for competitive or alternative CRM products, such as Siebel, PeopleSoft, Oracle, SAP and Kana. To do so, we would need to retrain our Clarify service personnel, which could affect our utilization because consultants may not be able to work on billable projects while undergoing training. Training programs may also require us to incur expenses if we have to obtain the training services externally from the software developer or hire independent contractors to conduct internal training. If we fail in any of these respects, this failure could have a material adverse effect on our business, financial condition and results of operations.

The services we sell may not attract customers or meet their demands due to the risks that we face.

        We focus on selling system integration services to clients in a small number of markets, such as sales force automation, contact centers, marketing and analytics, field service and content and commerce. We sell these services through our direct sales force. Although we believe that specializing in these services will increase our market presence, customer base and profitability, we may fail to obtain customers, effectively deliver services or meet customer demands in one or more of these markets. Our services are based upon third party software applications that are purchased by our clients directly from the third party developer. We must remain continually vigilant to changes in market preference for these third party developers, and strive to maintain good relationships with the providers whose products are currently being purchased as well as develop good relationships with developers of new products. Developing relationships with the developers of new products may cause conflicts with the existing products for which we provide services.

The technology consulting industry is rapidly changing and evolving, and we may not be able to adjust our mix of services to meet the needs of the market.

        The technology consulting industry is rapidly changing, and our future growth will be dependent in part on our ability to successfully develop and commercially introduce new services for this market. The growth in the market for technology consulting services is also dependent on the use of technology consultants by our current and prospective customers. The recent downturn in the economy in general and the technology sector in particular has affected our customers' ability to engage technology consultants for CRM services, which has affected our business as well as others in the CRM industry. In addition, the technology consulting industry in general presents several risks, many of which are outside of our control. As the market changes, we may need to redefine our company, which is a complex, time-consuming and expensive process. It could involve changing strategies, changing management and employees, redefining the types of services we offer, and focusing on new markets and customers. We could spend considerable amounts of money and commit resources, but ultimately receive little or no return on our investment. Customers may not be receptive, and competitors may already be established in the new markets, making it difficult for us to gain a sustainable market share or acquire new customers.

Demand for our CRM services may decrease if we are unable to anticipate and adapt to rapidly changing technology.

        The CRM industry and the technologies used in our CRM solutions are characterized by rapid technological change. We expect to derive a substantial portion of our revenues from providing solutions that are based upon leading technologies that are capable of adapting to future technologies. As a result, our success will depend on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We may not be successful in addressing future developments on a timely basis. Our failure to keep pace with the latest technological developments would have a material adverse effect on our business, financial condition and results of operations.

        In addition, the development of new services often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions must meet the requirements of our current and prospective customers and must achieve market acceptance. If we fail to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in developing or introducing new services, our business, financial condition and results of operations could be materially adversely affected.

Competition in the technology consulting industry is intense, and many of our competitors have substantially greater resources and name recognition than Zamba.

        The CRM services integration market is highly competitive and served by numerous global, national, regional and local firms. The CRM market includes participants from a variety of market segments, including consulting and systems integration firms, contract programming companies, application software firms and their professional services groups, and teleservice and contact center outsourcers. Our primary competitors can be classified into three groups:

  •
  Large systems integrators (e.g., Accenture, PricewaterhouseCoopers, IBM, EDS);

  •
  eServices companies (e.g., Sapient, Scient); and

  •
  CRM consulting companies (e.g., E-Loyalty, One).

        We also face competition from service organizations within potential client companies. Some of these competitors, particularly large systems integrators, may have a pre-existing relationship with many of our potential customers, either through non-CRM services that they provide to such customers or, in the case of large management consulting firms, through audit or other non-audit services those management consulting firms provide to our current or potential clients.

        In addition to facing a large number of potential competitors, many of our competitors also have certain advantages over us, including:

  •
  better name recognition;

  •
  a broader range of products and services;

  •
  greater sales, marketing, distribution and technical capabilities;

  •
  significantly greater revenues and financial resources; and

  •
  established market positions.

        We may not be able to compete effectively with these companies. In addition, competitors with greater financial resources may be able to respond more quickly to new or emerging technologies and changes in customer requirements that may render our services obsolete or make it more difficult for us to compete with these companies. In addition, the recent economic downturn has put downward pressure on pricing, and competitors with greater economic resources may be more willing to perform services under reduced prices, which could negatively affect our ability to obtain and retain customers, particularly if customers decide to differentiate among vendors on the basis of price. We cannot predict whether we will be able to compete successfully with our existing and new services or with current and future competitors. In addition, we believe that technological change will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes are difficult to predict at this time, but increased competition could lead to reduced gross margins and diminished market share, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in the general economy and the technology sector could affect the demand for the type of services we provide.

        The unexpected economic slowdown has caused our prospective clients to defer their CRM implementations. In recent quarters, our operating results have been adversely affected by a slowdown in the technology sector, which has reduced the spending of our current and potential customers on CRM services and solutions. Future changes in the economy, including the impact of any acts of terrorism, or general economic or political conditions that affect the general buying habits of our current or prospective customers, could continue to cause customers to defer or decide against implementing or upgrading their CRM systems. If the economic conditions in the United States and globally do not improve, or if we experience a further worsening in the global economic slowdown, the market for CRM services could continue to decrease, which would have a material adverse effect on our business, financial condition and results of operations.

We need to attract and retain quality employees in order to develop and expand our business.

        Our business is labor-intensive and requires highly skilled employees. Most of our consultants possess extensive expertise in information technology, strategy, project management, sales and marketing. To continue to serve our client base, we must continue to recruit and retain qualified personnel with expertise in each of these areas. Although we and many other consulting businesses have reduced our workforces in the past several months, intense competition still exists for certain employees who have specialized skills or significant experience in business and technology consulting. We compete for such personnel with management consulting firms, software firms and other businesses. Many of these entities have substantially greater financial and other resources than we do. In addition, if economic conditions improve and the demand for CRM services increases, we may not be able to hire qualified personnel to meet our customers' needs. In the past, we have had difficulty recruiting a sufficient number of qualified personnel to serve existing and new clients. If we fail to recruit and retain a sufficient number of qualified personnel in the future, our ability to expand our client base or services could be impaired and our business, financial condition and results of operations could be adversely affected.

Our operating results may fluctuate significantly from quarter-to-quarter.

        A high percentage of our operating expenses, particularly personnel and related costs, depreciation, office rent and occupancy costs, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects may cause significant variations in operating results in any particular quarter and could result in losses for that quarter. Our net revenue and operating results may fluctuate significantly due to a number of other factors, some of which are outside our control. These factors may include:

  •
  the loss of key personnel and other employees;

  •
  any fluctuations in market demand for our services, consultant hiring and utilization;

  •
  the contractual terms and timing of completion of projects;

  •
  any delays incurred in connection with projects;

  •
  the accuracy of our estimates of resources required to complete projects;

  •
  any uncertainties or changes in our sales cycle;

  •
  the adequacy of provisions for losses;

  •
  the costs of obtaining or losing customers and accounts;

  •
  an increase in competition and pricing pressures;

  •
  any changes in our or our competitors' business strategies, pricing and billing policies;

  •
  the time and expense of consummating an acquisition; and

  •
  the costs of integrating acquired operations.

        One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period. Based on the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely affect our business, financial condition or results of operations.

Our revenues are difficult to predict because they are generated on a project-by-project basis.

        We derive our revenues primarily from fees for services generated on a project-by-project basis. These projects vary in size and scope. Therefore, a client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we have no assurance that the client will retain us in the future.

        We also have clients who may terminate their agreements with us, whether time-and-materials or fixed-fee based, without any prior written notice. Clients may terminate projects before completion. If our clients terminate existing agreements, our business, financial condition and results of operations could suffer material harm.

The loss of a significant client could impact our operations.

        We derive a substantial part of our revenues from a small number of clients. During fiscal 2001, 73% of our revenues came from our top ten customers and 50% came from our top five customers, and during the first quarter of 2002, 87% of our revenues came from our top ten customers and 62% came from our top five customers. During fiscal 2001, three clients—Best Buy Corporation (12%), Nortel Networks (10%) and Enbridge Services (10%)—each comprised 10% or more of our revenues. In the first quarter of 2002, four clients—Blue Cross Blue Shield of Minnesota (16%), Best Buy Corporation (15%), Enbridge Services (11%) and ADP (11%)—each comprised 10% or more of our revenues. We may continue to receive a significant portion of our revenues from a small number of customers in future periods. The loss of one or more of these clients could materially adversely affect our business, financial condition and results of operations. In addition, since our relationships with Blue Cross Blue Shield of Minnesota and ADP were derived primarily through our subcontracting relationship with one of our vendor partners, Aspect Communications Corp., the loss of our subcontracting relationship with Aspect also could materially adversely affect our business, financial condition and results of operations. Our services often involve the implementation of complex information systems that are critical to our clients' operations. Our failure to meet client expectations in the performance of our services may damage our reputation and adversely affect our ability to attract and retain clients. If a client is not satisfied with our services, we will generally spend additional human and other resources at our own expense to ensure client satisfaction. Such expenditures will typically result in a lower margin on such engagements and could materially adversely affect our business, financial condition and results of operations.

We could be subject to liability claims.

        In the course of providing services, we may recommend the use of software and hardware products developed by third parties. These products may not perform as expected or may contain defects. If this occurs, our reputation could be damaged, and we could be subject to liability. We attempt to limit our exposure to potential liability claims. Such limitations may not be effective. A successful liability claim brought against us may adversely affect our reputation and could have a material adverse effect on our business, financial condition and results of operations. Our inability to obtain new clients or large-scale implementation and integration projects could materially and adversely affect the growth of our business.

We may not be able to protect our intellectual capital.

        We rely on a combination of copyright, trade secret and trademark laws, and third party nondisclosure agreements to protect our intellectual property rights. It may be possible for unauthorized third parties to obtain and use information that we regard as proprietary or to develop equivalent implementation methodologies independently. From time to time, third parties may assert patent, copyright and other intellectual property claims against us. Litigation, which could result in substantial cost to us and diversion of our resources, may be necessary to enforce patents or our other intellectual property rights or to defend ourselves against claimed infringement of the rights of others. If we are found to have infringed the intellectual property rights of others, we may be prohibited from using this intellectual property or might be required to license this intellectual property from others. A successful infringement claim could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to reuse technology that we develop for specific clients.

        A portion of our business involves the development of technology solutions for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the applications developed for them for specified periods of time or to specified third parties. Clients may demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use solutions can be complicated and disputes may arise that affect our ability to resell or reuse these solutions. Any limitation on our ability to resell or reuse a solution could require us to incur additional expenses to develop new solutions for future projects.

Our stock price is volatile.

        Technology companies, including Zamba, frequently experience volatility in their common stock prices. Factors creating such volatility include:

  •
  quarterly fluctuations in results of operations and achievement of key business metrics;

  •
  changes in earnings estimates by securities analysts;

  •
  announcements of technological innovations or the introduction of new products;

  •
  market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

  •
  extreme price and volume fluctuations in the general stock market, which have particularly affected the market price for many technology companies (in some cases unrelated to the operating performance of those companies).

        These factors may have a significant adverse impact on the market price of our common stock. If revenues or earnings in any quarter fail to meet the expectations of the investment community, there could be an immediate and material adverse impact on our stock price.

We could be delisted from the Nasdaq Stock Market.

        Our stock is currently traded on the Nasdaq National Market. If we no longer meet the requirements to continue our listing on the Nasdaq National Market, our market value and liquidity of the public float of our common stock may decrease. To remain listed on the Nasdaq National Market, we must satisfy a number of requirements, including the following:

  •
  our net tangible assets must be greater than $4,000,000;

  •
  we must have a public float of at least 750,000 shares with a minimum market value of $5,000,000;

  •
  we must have at least two market-makers in our stock;

  •
  we must have at least 400 holders of our stock; and

  •
  we must have a minimum bid price of $1.00 per share.

        As of May 8, 2002, our common stock was trading at less than $1.00 per share. We have received a notification letter from Nasdaq stating that our common stock has closed below the minimum bid price of $1.00 per share for 30 consecutive trading days. Nasdaq has given us until May 15, 2002 to regain compliance with the minimum bid price requirement. In response to the notification letter from Nasdaq, we have initiated the process of applying to transfer our common stock listing to the Nasdaq SmallCap Market (the "SmallCap Market"). To transfer, we must comply with the requirements for continued listing for the SmallCap Market. These requirements include the following:

  •
  our stockholders' equity must be at least $2.5 million, our market capitalization must be at least $35 million, or our net income must be at least $500,000 (excluding extraordinary or non-recurring items) in our most recently completed fiscal year or in two of our last three most recently completed fiscal years;

  •
  we must have a public float of at least 500,000 shares with a minimum market value of $1,000,000;

  •
  we must have at least two market-makers in our stock;

  •
  we must have at least 300 round-lot holders of our stock; and

  •
  we must have a minimum bid price of $1.00 per share.

        As of December 31, 2001, we met the requirements for continued listing on the SmallCap Market, except for the minimum bid price and the stockholders' equity requirements. However, we are working on obtaining financing that will enable us to satisfy the minimum stockholders' equity requirement, and we expect that this additional financing will enable us to get our transfer application approved. If this occurs, we will be given until August 13, 2002 to meet the $1.00 minimum bid price requirement. If Nasdaq rejects our application to transfer to the SmallCap Market, and we become ineligible to trade on the Nasdaq National Market, our stock would be traded on a less liquid over-the-counter market. As a result, investors in our common stock would be less able to sell stock holdings or receive accurate stock price quotations. Consequently, the market value of our common stock could decrease.

We do not pay cash dividends on our common stock.

        We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes.

Where You Can Find More Information

        We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. Here are ways you can access this information:

What is Available	Where to Get It
Paper copies of this registration statement and documents incorporated by reference herein	SEC's Public Reference Room Judiciary Plaza Building 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549
The Nasdaq Stock Market, Inc. 1735 K Street, N.W. Washington, D.C. 20006
On-line information	SEC's Internet website at http://www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

        We have filed with the SEC a registration statement on Form S-3 to register the common stock to be sold in connection with the prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The full registration statement can be obtained with the SEC as indicated above. The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you in this prospectus by referring you to other documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically will update and supersede this prospectus. We previously have filed the following documents with the SEC and are incorporating them by reference into this prospectus:

  (i)
  Our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002;

  (ii)
  Our Current Report on Form 8-K, filed with the SEC on March 14, 2002;

  (iii)
  Our Current Report on Form 8-K, filed with the SEC on April 23, 2002;

  (iv)
  Our Current Report on Form 8-K, filed with the SEC on May 8, 2002;

  (v)
  Our Current Report on Form 8-K, filed with the SEC on May 9, 2002; and

  (vi)
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 25, 1993, and any amendment or report filed for the purpose of updating this description.

        In addition, we are incorporating by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (including all filings prior to the effectiveness of this registration statement) until the selling stockholders sell all of their shares.

        Upon oral or written request, we will provide to each person to whom a copy of this prospectus is delivered, at no cost, a copy of any documents that are incorporated by reference into this prospectus, except for exhibits that are specifically incorporated by reference into this documents. You may request a copy of these filings by writing or telephoning us at the following address:

Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416
Attention: Investor Relations
(952) 832-9800

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition and results of operations and prospectus may have changed since that date.

Special Note Regarding Forward-Looking Statements

        This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (which we call the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (which we call the "Exchange Act"). You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements that we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, and/or performance of achievements.

About Zamba Corporation

        Zamba Corporation provides customer relationship management ("CRM") consulting and systems integration services for large corporations. We were incorporated in Delaware in 1990 and conduct operations under the trade name "Zamba Solutions." We exclusively provide CRM consulting services, customizing CRM software packages developed by third party software manufacturers to help our clients better anticipate, understand and respond to the needs of their current and potential customers. CRM is a business strategy used by businesses and governmental organizations to increase their customers' access to the enterprise through the use of multiple channels of communication, including the Internet, call-based routing, and sales force automation, and by increasing the enterprise's knowledge of the preferences and needs of its customers. Based on our CRM expertise and experience, we have created solutions that we believe address each aspect of CRM, including strategy, marketing and analytics, commerce and content, contact center, mobile and wireless, sales, and customer experience and support.

        CRM is an integral function of business because it addresses one of the most fundamental business needs—how to attract, retain, service and support customers. At the same time, with the segmentation of various markets and industries, companies are demanding solutions that suit their different customer demographics and psychographics. These two factors have contributed to growth in the CRM market.

        We currently derive most of our revenue from systems integration services, including business case evaluation, system planning and design, software package implementation, custom software development, training, installation and change management. We also own approximately 25% of the equity in NextNet Wireless, Inc. ("NextNet"), a private corporation engaged in the development of wireless data products targeted at wireless DSL. Our chairman, Joseph B. Costello, who is also one of the selling stockholders named in this prospectus, is the chairman and CEO of NextNet. Another one of our board members, Dr. Dixon R. Doll, is also on the board of NextNet.

        Our principal executive office is located at 3033 Excelsior Boulevard, Suite 200, Minneapolis, Minnesota 55416, and our telephone number at that location is (952) 832-9800. For further information concerning our company, see the section entitled, "Where You Can Find More Information."

Use of Proceeds

        If Mr. Costello exercises his warrant to acquire all of the 1,176,471 shares covered under his June 29, 2001 warrant in full, we will receive $1,250,000 in proceeds. Silicon Valley Bank has the option under each of their warrants to exercise these warrants on a cashless basis by tendering a portion of the warrants with face value equal to the purchase price instead of paying the exercise price in cash. If Silicon Valley Bank chooses to exercise their warrants by paying the purchase price in cash, the full purchase price for the 35,000 shares covered by their February 27, 2001 warrant would be $98,000, and the full purchase price for the 35,000 shares covered by their August 2, 2001 warrant would be $30,100.

        Any proceeds that we receive upon the exercise of these warrants will become working capital to be used for general corporate purposes, including payment of salaries, facility expense and training expenses. Net of the receipt of any cash payments of the warrant exercise price, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Selling Stockholders

        We are registering the sale of up to 3,599,413 shares of our common stock for resale by the selling stockholders. This number includes 2,352,942 shares of common stock owned by the selling stockholders and 1,246,471 shares of common stock that may be issued upon the exercise of warrants owned by the selling stockholders. This number does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities

Act to prevent dilution of the common stock resulting from stock splits, stock dividends or other events.

        All of the shares that Silicon Valley Bank may offer for sale are issuable upon the exercise of three warrants that we issued to Silicon Valley Bank in connection with its extension of a $5.0 million line of credit on February 27, 2001. The initial warrant was issued at the time we established the line of credit with Silicon Valley Bank, and the second warrant was issued at the time the line of credit was amended. The exercise price of the first warrant is $2.80 per share, and this warrant will expire on February 26, 2006. The exercise price of the second warrant is $0.86 per share, and this warrant will expire on August 2, 2006. The exercise price of each warrant was based on the average closing price of our common stock for the five trading days prior to the date of issuance. The commercial finance division and treasury department of Silicon Valley Bank holds investment power over the shares held by Silicon Valley Bank.

        Of the 3,529,413 shares that Mr. Costello may offer, 2,352,942 shares were acquired on June 29, 2001 in a private placement transaction that was exempt from registration under an exemption from registration provided by Section 4(2) of the Securities Act, at a price of $0.85 per share, which was the average closing bid price of our common stock on the Nasdaq National Market for the five business days prior to the closing of the transaction. The remaining 1,176,471 shares that he may offer are issuable upon the exercise of a warrant that we issued to Mr. Costello in connection with his investment. The exercise price of the warrant is $1.0625 per share, which was equal to 125% of the average closing bid price of our common stock for the five business days prior to the issuance of the warrant, and the warrant expires on June 29, 2005. Mr. Costello is the Chairman of our Board of Directors, a position that he has held since December 2001. He has been one of our directors since April 1996, serving as Vice-Chairman from November 2000 to December 2001 and previously serving as our Chairman from January 1998 to October 2000. He is also the Chairman and CEO of NextNet, a company in which Zamba holds approximately 25% of the equity interest.

        The following table sets forth, to our knowledge as of May 8, 2002, the stock ownership of Mr. Costello and Silicon Valley Bank and the number of shares they may sell from time to time pursuant to this prospectus. We cannot estimate the number of shares that any party may actually offer for sale, as they may offer all or less than all of the shares covered by this prospectus, and there currently are no agreements, arrangements or understandings with respect to any such offer or sale.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Percentage of Shares of Common Stock Beneficially Owned Prior to Offering(2)	Maximum Number of Shares of Common Stock Offered Hereby(3)
Joseph B. Costello	7,059,069	17.2%	3,529,413
Silicon Valley Bank	90,000	*	70,000

*
Less than one percent of the number of shares of common stock outstanding.

(1)
Includes warrants to purchase a total of 1,579,723 shares of common stock held by the selling stockholders.

(2)
The applicable percentage of ownership is based on 38,965,355 shares of common stock outstanding as of May 8, 2002.

(3)
Assumes the sale of all of the shares offered by this prospectus. Includes warrants to purchase a total of 1,246,471 shares of common stock held by the selling stockholders.

Plan of Distribution

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders on the Nasdaq National Market, Nasdaq SmallCap Market or any other national securities exchange on which our stock is then traded or otherwise at prices and on terms then-prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. When used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market, Nasdaq SmallCap Market or any other national securities exchange on which our stock is then traded;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Prior to selling any of the common stock, other than pursuant to an offering registered under the Securities Act, the selling stockholders have agreed to give us written notice setting forth the date of the proposed sale. Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each selling stockholder and of the participating brokers or dealers, (2) the number of shares involved, (3) the price at which the shares were sold, (4) the commissions paid or discounts or concessions allowed to the brokers or dealers, where applicable, (5) that the brokers or dealers did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon notification to us by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be required.

        In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) December 31, 2003. There is no assurance that the selling stockholders will offer for sale or sell any of the shares of common stock offered by this prospectus.

Experts

        The consolidated financial statements and schedule of Zamba Corporation as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states that, among other matters, Zamba's significant losses and negative cash flows from operations raise substantial doubt about Zamba's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Legal Matters

        The validity of the shares offered in this prospectus has been passed upon us by Dorsey & Whitney LLP, Minneapolis, Minnesota 55402.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the registrant (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$810.00
Legal fees and expenses	$7,500.00
Accounting fees and expenses	$3,500.00
Miscellaneous expenses	$190.00
Total Expenses	$12,000.00

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Article 5 of the Registrant's Fifth Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified by the Registrant against expenses (including attorneys' fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against all expenses (including attorneys' fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

        Indemnification is required to be made unless the Registrant determines (in the manner provided in its Fifth Amended and Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Item 16. Exhibits

Exhibit Number	Description
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 hereto).
*24.1	Power of Attorney.

* Previously filed.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

  Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3/A and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 10th day of May, 2002.

ZAMBA CORPORATION
By:	/s/ DOUG HOLDEN
Name:	Doug Holden
Title:	President and Chief Executive Officer
By:	/s/ MICHAEL H. CARREL
Name:	Michael H. Carrel
Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DOUG HOLDEN Doug Holden	President and Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2002
/s/ MICHAEL H. CARREL Michael H. Carrel	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2002
* Joseph B. Costello	Director	May 10, 2002
* Dixon R. Doll	Director	May 10, 2002
* Paul D. Edelhertz	Director	May 10, 2002
* John Olsen	Director	May 10, 2002
Subrahmanyan Raman	Director
* Sven A. Wehrwein	Director	May 10, 2002
*By:	/s/ IAN NEMEROV Ian Nemerov Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 filed herewith).

QuickLinks

TABLE OF CONTENTS
Risk Factors
Where You Can Find More Information
Special Note Regarding Forward-Looking Statements
About Zamba Corporation
Use of Proceeds
Selling Stockholders
Plan of Distribution
Experts
Legal Matters
PART II Information Not Required in Prospectus
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX